Exhibit 10.2

Weida Communications Stock Transfer Memo

As of 8/26/2004

This memo is to serve as notice that Weida Communications Inc., will upon completion of the following issues transfer to the Guangzhou Weida Communications Group LTD shares of Weida Communications Inc. in accordance with the amount specified in the Master agreement of 16,296,296 where as this memo and the master agreement presides over all other agreements.

Completion of the WOFE changes as submitted to Guangzhou Weida:

1)              As per our previous July 2004 meeting, it was agreed that the Board of Directors would be comprised of 5 (five) members, not 3 (three).  This must be corrected.

2)              The term of the members of the Board of Directors should be 4 (four) years, not 3 (three), in order to comply with PRC law.

3)              There will be no unanimous votes required by the Board of Directors.  Any and all votes by the Board of Directors will be by majority consent.

4)              There will be no requirement imposed for the General Manager to sign on Board Resolutions to make them effective.

5)              The Board of Directors quorum shall be 3 (three) members, not 5 (five).

Verification of the registered capital of:

$150,000 deposited on August 3rd

$24,000 deposited on August 16th

$120,000 deposited on August 23rd

Completion of the due diligence requests from Chen and Co and submitted to Weida on August 3rd.

After these issues have been addressed, satisfied, and any necessary corrections and translations of the transactional documents have been completed along with all of the transactions contemplated by the service an support agreement are fully established and operational, the stock certificates will be transferred to the respective parties.

If at the end of one year of signing this memo and if Weida does note obtain approval for the EJV, Weida Communications will review ways in which Weida Communications can pay Guangzhou Weida the equity transfer of $15,000,000.

Additionally beginning in September Weida Communications will begin in good faith negotiations with Guangzhou Weida for the purchase of the remainder of the 49%of Guangzhou Weida.

Mitchell Sepaniak	Jack Chin
/s/ Mitchell Sepaniak	/s/ Jack Chin
CEO and President	Sr. Vice President Business Development
Weida Communications Inc.	Serving as Official Translator

/s/ Deng Long Long